Exhibit 5.0

January 15, 2014

Board of Directors

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registers 307,457 shares of the Company’s common stock, par value $1.33 per share, which have been reserved for issuance pursuant to stock options (the “Options”) and restricted stock awards (the “Restricted Stock Awards”) granted by StellarOne Corporation (“StellarOne”) under the FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan (together, the “Plans”), which Plans, Options and Restricted Stock Awards have been assumed by the Company pursuant to the Agreement and Plan of Reorganization, dated as of June 9, 2013, between the Company and StellarOne, and a related Plan of Merger.

We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Based upon and subject to the foregoing, it is our opinion that the 307,457 shares of common stock to be issued by the Company pursuant to the Plans, Options and Restricted Stock Awards, when issued in accordance with the terms and provisions of such Plans, Options and Restricted Stock Awards, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation

951 East Byrd Street, Eighth Floor

Richmond, Virginia 23219

Phone: 804.783.2003 \ Fax: 804.783.2294

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